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EXHIBIT 11

FRANKLIN FINANCE CORPORATION
COMPUTATION OF NET INCOME PER SHARE

Net income for basic income per share is computed by subtracting from the applicable income the dividend requirements on preferred stock to arrive at income applicable to common stock and dividing this amount by the weighted average number of shares of common stock outstanding during the period.

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
                                                                  Nine Months Ended           Three Months Ended
                                                                  September 30, 1998          September 30, 1998
                                                              -------------------------------------------------------
INCOME
Net income                                                    $                2,109,447      $               702,110
Less: preferred stock dividend requirements                                    1,351,222                      450,225
                                                              -------------------------------------------------------
Net income applicable to common stock                                            758,225                      251,885

SHARES
Weighted average number of common shares outstanding                              22,077                       22,077

NET INCOME PER SHARE                                          $                    34.34      $                 11.41
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